Exhibit 23.1
Consent of Independent Certified Public Accountants
The Board of Directors
R.G. Barry Corporation
We consent to the use of our report dated February 25, 2005 except as to Note 18, which is as of March 31, 2005, with respect to the consolidated balance sheets of R.G. Barry Corporation as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 1, 2005 incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Columbus, Ohio
February 7, 2006